Exhibit 10.8

AMENDMENT No. 2
to the

PFIZER INC. NONFUNDED DEFERRED COMPENSATION
AND SUPPLEMENTAL SAVINGS PLAN

WHEREAS, Pfizer Inc. (the “Company”) sponsors the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (the “PSSP”), for certain of a select group of its management employees and former management employees;

WHEREAS, the Board of Directors of the Company (the “Board”) in its December, 2013 meeting adopted a resolution which approved the amendment and/or restatement of certain of the Company’s U.S. and Puerto Rico defined contribution qualified and nonqualified savings plans, including any related trust or other agreements, to: (1) change the timing of the Company’s matching contribution to a quarterly basis from a per pay period basis; and (2) require, except in the event of retirement, disability, or death, that participants be actively employed at the end of each quarter to receive such matching contribution relating to that quarter, and the Board authorized each of the appropriate officers and committees of the Board and the Company, or their respective designees, to take any and all actions necessary, advisable or appropriate to effectuate such resolution, including but not limited to, preparing forms of amendments and/or restatements of (a) the Plans, and/or (b) any related trust or other agreements;

WHEREAS, the Board of Directors of the Company (the “Board”) in its September 23, 2014 meeting adopted a resolution which approved the amendment and/or restatement of certain of the Company’s U.S. and Puerto Rico defined contribution qualified and nonqualified savings plans, including any related trust or other agreements, to require that matching contributions are invested pursuant to the investment allocations elected by the participant, and the Board authorized each of the appropriate officers and committees of the Board and the Company, or their respective designees, to take any and all actions necessary, advisable or appropriate to effectuate such resolution, including but not limited to, preparing forms of amendments and/or restatements of (a) the Plans, and/or (b) any related trust or other agreements;

WHEREAS, the Company would now like to adopt the specific provisions to the PSSP reflecting the foregoing resolutions as well as some non-substantive amendments and clarifications;

WHEREAS, the Savings Plan Committee of the Company is adopting these amendments pursuant to its authority in Section 11 of the PSSP;

NOW THEREFORE BE IT:

RESOLVED, that effective on April 1, 2014, the PSSP is amended to provide that: (1) the timing of the Company’s matching contribution is changed to a quarterly basis from a per pay period basis; and (2) except in the event of retirement, disability, or death, participants must be actively employed at the end of each quarter to receive such matching contribution relating to that quarter;

RESOLVED, that effective on January 1, 2015, the PSSP is amended to add a one year statute of limitations for filing lawsuits after the denial of an appeal and clarify that there is no suspension of installment payments upon rehire;

RESOLVED, that effective with respect to earnings on and after January 1, 2015, the PSSP is amended to provide that that Company matching contributions are invested pursuant to the investment allocations elected by the participant;

RESOLVED, that the amendments to the PSSP set forth in Exhibit A as appended hereto are approved, and it is formally acknowledged that such amendments constitute and are hereby adopted as part of the official Plan documents of the PSSP, for any and all purposes, until such time as the PSSP may be further amended or restated in its entirety; and

RESOLVED, that the proper Company officers or their delegates be, and hereby are, and each of them be, and hereby is, authorized, empowered and directed to take all such additional and further actions as they or counsel for the Company shall deem necessary, advisable or appropriate to restate the Plan and related trust to carry out the intent and purposes of these resolutions, including, but not limited to, the implementation of further amendments, restatements or clarifications throughout or with respect to the Plan.

SAVINGS PLAN COMMITTEE

Date: December 5, 2014                /S/ JANICE BEAUCHAMP
Janice Beauchamp

Date: December 3, 2014                /S/ BRIAN BYALA
Brian Byala

Date: December 4, 2014                /S/ JOSEPH GRUBER
Joseph Gruber

Date: December 3, 2014                /S/ BRIAN MCMAHON
Brian McMahon

Date: December 10, 2014                /S/ TRACY MILLER
Tracy Miller

Date: December 3, 2014                /S/ STEPHEN PENNACCHIO
Stephen Pennacchio

Date: December 3, 2014                /S/ WILLIAM ROCHE
William Roche

Exhibit A
Amendment to the
Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (the “PSSP”)

* * *

(New material in bold and italics; deletions crossed out)

1.	Section 3.4 is amended to read as follows:

3.4    Amount of Elections. Each election for Excess Regular Earnings Deferrals to the Plan filed by an Eligible Employee must specify the amount of Excess Regular Earnings Deferrals in a whole percentage from 1% to 20% (30% effective January 1, 2013) of the Member’s Excess Regular Earnings (from 1% to 15% for Members located in Puerto Rico) unless the Committee establishes a lesser percentage for the Plan Year.

2.	Effective April 1, 2014, Section 4.1 is amended to read as follows:

4.1    General Rule.
(a)    An Employer Accrual will be credited to a Member’s Account with respect to the eligible portion of Excess Regular Earnings Deferrals of such Member at the Member’s applicable percentage rate of “Matching Contributions” with respect to “After-Tax Contributions,” “Before-Tax Contributions,” and Roth 401(k) Contributions under the Qualified Plan. The Employer Accrual shall be credited as soon as practicable following the payroll period, and effective April 1, 2014, as soon as practicable following the last day of the calendar quarter provided the Member is actively employed on such date, for which the Excess Regular Earnings Deferrals are made. An Employer Accrual (based on the Member’s matching contribution formula under the Qualified Plan) also will be credited to the Account of a Member who elects to defer a percent of his or her bonus that otherwise would have been deferred under the Pfizer Deferred Compensation Plan, subject to the requirements of Section 409A. Such Employer Accrual shall be credited as soon as practical following the payroll period, and effective April 1, 2014, as soon as practicable following the last day of the calendar quarter provided the Member is actively employed on such date, in which the bonus is deferred. In no event shall a Special Accrual be subject to Employer Accruals under this Section 4.1. Notwithstanding anything in this Section 4.1 to the contrary, for purposes of any distribution or withdrawal under the Plan, except as otherwise provided under Section 5.4, the amounts distributed or withdrawn shall be valued as of the last business day of the calendar quarter preceding the calendar quarter of the distribution or withdrawal.

(b)    An eligible Member who is not actively employed by an Employer on the last day of the calendar quarter as a result of such Member’s death, Long-Term Disability, Retirement, approved paid (including short-term disability) or unpaid leave of absence or military leave (provided that such Employee must return from military leave in accordance with USERRA to receive such contribution), shall receive his or her Employer Accrual for such calendar quarter:

(i)	based on his or her After-Tax Contributions and/or Before-Tax Contributions up until the date upon which he or she is no longer actively employed as a result of any such death, Long-Term Disability or Retirement in the event of his or her death, Long-Term Disability or Retirement, or

(ii)
based on his or her After-Tax Contributions and/or Before-Tax Contributions for the applicable calendar quarter in the event of any paid (including short-term disability) or unpaid leave of absence or military leave.

(iii)
“Long-Term Disability” for purposes of this Section 6.2, is the Employee’s absence from active employment while eligible for and receiving disability benefits under one of the Company’s long-term disability plans. “Retirement” for purposes of this Section 6.2, is a termination of employment with an Employer after the Eligible Employee has attained either (i) age 65, or (ii) age 55 with at least 10 Years of Service.

3.	Effective with respect to contributions on and after January 1, 2015, the first paragraph of Section 5.4 is amended to read as follows:

5.4    Investments. All Excess Regular Earnings Deferrals and Retirement Savings Contributions will be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in one or more of the “Funds” ~~(other than the Pfizer Match Fund)~~ available for investment under the Qualified Plan, as the Member may be defaulted into or elect from time to time, in one percent (1%) increments. To the extent no investment election is provided with respect to a Special Accrual when such Special Accrual is credited to the Plan or otherwise, the Special Accrual shall be deemed to be invested in the default fund under the Plan. The portion of the Member’s Account attributable to Employer Accruals shall be deemed to be invested in the Pfizer Match Fund. Rules similar to those which govern the Qualified Plan shall apply for purposes of determining the value of the deemed investments (but based on this Plan’s valuation dates) and the timing, frequency and permissibility of investment transfers. No provision of this Plan shall require the Company or any other Employer to actually invest any amount in any “Fund” or in any other investment vehicle. The Plan is an unfunded plan that is not subject to the funding requirements of ERISA, meaning that there are no actual investments held in a trust. The Accounts represent unsecured obligations of the Company, and no funds are set aside from the Company’s general assets to cover such Accounts. The Plan is subject to the full faith and credit of the Company, and Members would be general creditors in the event of the Company’s insolvency. Except as otherwise provided in this Section, distributions and withdrawals from the Plan are valued as of the last business day of the calendar quarter preceding the calendar quarter of the distribution. Withdrawals on account of an Unforeseeable Emergency are valued as of the last business day of the month preceding the day that the withdrawal request is received. Payments that would otherwise be made but are delayed on account of a Member being a Key Employee are valued on the distribution date.

4.	Section 6.1 is amended to read as follows:

6.1    Distribution of Benefits. Unless otherwise specifically provided for in the Plan, distribution of a Member’s Grandfathered Amounts shall be paid in accordance with the distribution provisions of the Prior Plans. Except as otherwise provided in this Section and the Plan, a Member shall be paid the balance of his Account following his or her Separation ~~of~~ from Service in accordance with the Payment Option or Payment Options elected (or deemed elected by the Member) by the Member as permitted under the Plan. A Member may have different Payment Option elections with respect to the portions of his or her Account, for example, for a Special Accrual or for a Member who was ineligible or a period of time and subsequently became eligible and was permitted or deemed to have made a new Payment Option election under the Plan with respect to future accruals under the Plan and in accordance with Section 409A.

5.	The second paragraph of Section 6.8 is amended to read as follows:

Members who have elected to receive their distribution (or portion thereof) in installments may not change the corresponding election once their installment distributions have begun or in the event of a rehire.

6.	Effective January 1, 2015, Section 9.4 is amended to read as follows:

9.4    Limitation on Period for Filing Claims. No claim for benefits based upon a claim that contributions were not properly made under this Plan shall be approved under this Plan, and no action may be brought for benefits under this Plan pursuant to the denial of such a claim pursuant to Section 9.3 of this Plan, unless such claim for benefits is duly filed under Section 9.3 of this Plan no later than the last day of the second Plan Year beginning after the Plan Year in which the claim alleges that the contributions should have been credited. No court action may be brought for benefits under this Plan pursuant to the denial of a Claim unless duly filed no later than the one year anniversary of the final denial of such Claim by the Committee.